Exhibit 10.6

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 10th day of June, 2011, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and SPLUNK INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                                   Brannan Propco, LLC, a Delaware limited liability company, as predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease dated as of March 6, 2008 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 34,167 rentable square feet of space commonly known as Suite 200 (the “Current Premises”) located on the second (2nd) floor of that certain office building located and addressed at 250 Brannan Street, San Francisco, California (the “Building”).

B.                                     Tenant desires to expand the Current Premises, as shown on Exhibit A attached hereto and made a part hereof, to include that certain space consisting of 23,362 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor and lower level of the Building (the “Expansion Premises”), as shown on Exhibit A-1 attached hereto and made a part hereof. Landlord and Tenant desire to enter into the Amendment to, among other things, provide for the inclusion of the Expansion Premises in the Premises covered by the Lease, and to make other modifications to the Lease.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.                                       Expansion of Current Premises. Upon the full execution and delivery of this First Amendment by Landlord and Tenant (the “Effective Date”) and delivery of the Expansion Premises by Landlord to Tenant for the purpose of commencing the Work (as defined in Exhibit B hereof) with respect to such Expansion Premises (the “Delivery Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises; provided, however, that Base Rent and other amounts payable under the Lease, as amended, will not commence to be payable until the “Expansion Term Commencement Date” (as defined below). Consequently, as of the Effective Date, (a) the “Premises” as defined in the Lease shall be increased to include both the Current Premises and the Expansion Premises, and (b) Exhibits A and A-1 attached hereto, which collectively describe the entire Premises, shall together replace Exhibit A currently attached to the Lease. Notwithstanding the foregoing, if the Delivery Date does not occur within thirty (30) days after the

Effective Date, Tenant may, upon delivery of written notice to Landlord at any time after the expiration of such thirty (30) day period (but in any event prior to the Delivery Date), terminate Tenant’s lease of the Expansion Premises, in which event Tenant’s lease of the Expansion Premises shall automatically terminate and be of no further force or effect, and this First Amendment shall be null and void and of no further force or effect. Landlord and Tenant hereby acknowledge and agree that the addition of the Expansion Premises to the Current Premises shall, effective as of the Effective Date, increase the stipulated size of the Premises to a total of 57,529 rentable square feet of space, consisting of 23,362 rentable square feet constituting the Expansion Premises and 34,167 rentable square feet of space constituting the Current Premises.

3.                                       Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on September 1, 2011 (the “Expansion Term Commencement Date”), as such date may be extended pursuant to Section 4.4 of the “Work Letter” attached hereto as Exhibit B. The Expansion Term shall also expire on October 31, 2013 (the “Expansion Term Expiration Date”), concurrently with expiration of Tenant’s lease of the Current Premises unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding any term or provision in the Lease to the contrary, effective as of the date of this First Amendment, any references in the Lease to the “Expiration Date” shall refer to the Expansion Term Expiration Date. Tenant and Landlord agree the Term of the Lease is currently scheduled to expire on October 31, 2013 in accordance with the terms of the Lease and Sections 1.4 and 3.1 thereof.

4.                                       Base Rent.

4.1                                 Base Rent for the Current Premises. Tenant shall continue to pay Base Rent for the Current Premises at the rate currently provided under Section 1.7 of the Lease for the period commencing on the Effective Date and ending on December 31, 2011. Provided this First Amendment has not been terminated in accordance with Section 2 above, commencing on January 1, 2012 and continuing until the Expansion Term Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the Current Premises as follows, and Section 1.7 of the Lease shall be deemed amended accordingly:

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Effective Date — December 31, 2011	$1,366,680.00	$113,890.00	$40.00
January 1, 2012 — December 31, 2012	$1,435,014.00	$119,584.50	$42.00
January 1, 2013 — October 31, 2013	$1,469,181.00	$122,431.75	$43.00

4.2                                 Base Rent for the Expansion Premises. Commencing on the Expansion Term Commencement Date (subject to Section 4.3 of this First Amendment, below) and continuing

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throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
September 1, 2011 — December 31, 2011*	$957,842.00	$79,820.17	$41.00
January 1, 2012 — December 31, 2012	$981,204.00	$81,767.00	$42.00
January 1, 2013 — October 31, 2013	$1,004,566.00	$83,713.83	$43.00

*  Subject to an abatement of the Base Rent otherwise attributable to the Expansion Premises during the first two (2) months of the Expansion Term, pursuant to the terms and conditions of Section 4.3 of this First Amendment, below.

4.3                                 Expansion Premises Rent Abatement. Notwithstanding anything to the contrary contained in Section 4.2, above, provided that no Event of Default (as defined in Section 15.1 of the Lease) shall occur during the first two (2) months of the Expansion Term, then during the first two (2) months of the Expansion Term (the “Expansion Premises Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Expansion Premises Rent Abatement Period. If an Event of Default shall occur during such Expansion Premises Rent Abatement Period, Tenant shall not be entitled to any abatement of Base Rent in connection with the Expansion Premises during any part of the Expansion Premises Rent Abatement Period occurring after such Event of Default occurs.

4.4                                 First Month’s Rent. Concurrently with Tenant’s execution and delivery of this First Amendment, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first (1st) full month of the Expansion Term (i.e., Seventy-Nine Thousand Eight Hundred Twenty and 17/100 Dollars ($79,820.17)) (the “First Month’s Rent Payment”). Subject to Section 4.3 above, the First Month’s Rent Payment shall be applied to Base Rent due and owing for the third (3rd) month of the Expansion Term. If Tenant is not entitled to abatement for all or any portion of the Expansion Premises Rent Abatement Period, the First Month’s Rent Payment will be applied to Tenant’s obligations with respect to such Expansion Premises Rent Abatement Period.

5.                                       Property Tax and Operating Expense and Direct Reimbursement Payments Adjustment. Tenant shall continue to pay the Property Tax and Operating Expense and Direct Reimbursement Payments Adjustment in connection with the Current Premises in accordance with the terms of Article IV of the Lease. Additionally, except as specifically set forth in this Section 5, commencing on the Expansion Term Commencement Date, Tenant shall pay the Property Tax and Operating Expense and Direct Reimbursement Payments Adjustment in connection with the Expansion Premises in accordance with the terms of Article IV of the Lease, provided that for purposes of calculating the Property Tax and Operating Expense and Direct Reimbursement

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Payments Adjustment for the Expansion Premises during the Expansion Term, (a) Tenant’s Percentage Share is 26.46%, and (b) the Base Year shall be the calendar year 2011. Landlord shall clearly separate the calculation of Rent Adjustments attributable to each of the Current Premises and Expansion Premises in any estimates or statements delivered to Tenant pursuant to Section 4.3 of the Lease.

6.                                       Improvements. Notwithstanding Landlord’s ongoing repair and maintenance obligations under the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises or of the Current Premises. Tenant shall accept the Expansion Premises and continue to accept the Current Premises in their presently existing “as-is” condition.

7.                                       Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation claimed against the beneficiary of the indemnity alleged to arise from or on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 7 shall survive the expiration or earlier termination of the Lease (as amended hereby).

8.                                       Parking. Section 1.16 of the Lease is hereby amended to provide that effective as of the Delivery Date and continuing throughout the Expansion Term, Tenant shall be entitled to rent a total of up to fifty-seven (57) unreserved parking passes (i.e., one (1) unreserved parking pass per 1,000 rentable square feet of the Premises) in the Building parking facility on the terms set forth in Section 27.26 of the Lease.

9.                                       Expansion Premises Signage. Landlord, at its sole cost and expense, will provide the initial Building standard identification signage at the entry to the Expansion Premises, and make any initially required changes to the Building standard main floor lobby directory signage to reflect Tenant’s lease of the Current Premises and the Expansion Premises. Except as expressly set forth herein, Tenant’s signage rights shall be in accordance with the provisions of Section 7.3 of the Lease.

10.                                 Right of First Offer.

10.1                           In General. Landlord hereby grants to the Tenant originally named in this First Amendment (the “Original Tenant”) or its Permitted Transferee (as that term is defined in Section 14.1(B) of the Lease) a one-time right of first offer (the “Right of First Offer”) with respect to any premises in the Building (a “First Offer Space”) which will become available for lease to

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third parties following the expiration or earlier termination of the presently existing lease therefor, including any renewal or extension of any such lease pursuant to an express right that is presently set forth in such lease, but regardless of whether such renewal or extension rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease. Landlord hereby represents to Tenant that as of the date of this First Amendment (a) no other tenants of the Building have a right to expand within the Building, and Tenant’s Right of First Offer shall be superior to any future expansion rights granted to other tenants of the Building, (b) the copy of the lease between Brannan Propco, LLC and Omniture, Inc. dated January 8, 2008 (the “Omniture Lease”), is a true and correct copy of such lease and any amendments thereto, (c) the Omniture Lease has not been amended except as indicated in the documents provided to Tenant, and (d) the Omniture Lease is presently scheduled to expire on September 30, 2013. Landlord will not make any amendment to the Omniture Lease that shall provide for an option to extend the term beyond September 30, 2013. Tenant’s Right of First Offer shall be on the terms and conditions set forth in this Section 10.

10.2                           Procedure for Offer and Acceptance. Subject to the terms of this Section 10, if during the Expansion Term, First Offer Space will become available for lease to third parties, then Landlord shall notify Tenant (a “First Offer Notice”) of (i) the location within the Building and the rentable square feet of the First Office Space, (ii) the date that Landlord reasonably anticipates the First Offer Space will be available for occupancy by Tenant, (iii) the lease term with respect to such First Offer Space (the “First Offer Space Lease Term”), (iv) the “Market Rent” (as determined pursuant to Exhibit C attached hereto), and (v) other fundamental economic terms and conditions upon which Landlord would be willing to lease such First Offer Space to Tenant. If Tenant wishes to exercise its Right of First Offer with respect to the First Offer Space described in the First Offer Notice, then within ten (10) business days of delivery of such First Offer Notice to Tenant (“Tenant’s Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s exercise of its Right of First Offer with respect to the entire space described in such First Offer Notice on the terms set forth in the First Offer Notice. If Tenant does not notify Landlord within Tenant’s Exercise Period of Tenant’s exercise of its Right of First Offer, then Landlord, in its sole and absolute discretion, shall have the right to lease the space described in the First Offer Notice to any third party on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Right of First Offer, if at all, with respect to all of the First Offer Space offered by Landlord to Tenant, and Tenant may not elect to lease only a portion thereof.

10.3                           First Offer Space Rent. The Base Rent payable by Tenant with respect to the First Offer Space during the First Offer Space Lease Term shall be equal to the Market Rent (as determined pursuant to Exhibit C attached hereto).

10.4                           Construction In First Offer Space. Except as expressly otherwise provided in the First Offer Notice, Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article IX of the Lease.

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10.5                           Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 10. Tenant shall commence the payment of Base Rent for the First Offer Space, and the term of Tenant’s lease of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Space Commencement Date”) and shall terminate on the date set forth in the First Offer Notice.

10.6                           Termination of Right of First Offer. The Right of First Offer contained in this Section 10 shall be personal to Tenant or its Permitted Transferee, and may only be exercised by Tenant or its Permitted Transferee if Tenant and/or its Permitted Transferee occupies, or together they occupy, at least eighty percent (80%) of the rentable square feet of the Premises (i.e., the Current Premises and the Expansion Premises). The Right of First Offer granted herein shall terminate in its entirety upon the failure by Tenant to exercise its Right of First Offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease the First Offer Space, as provided in this Section 10, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of the First Offer Space to Tenant, an Event of Default exists under the Lease, as amended. Notwithstanding any term or provision to the contrary set forth in this Section 10, the Right of First Offer granted herein shall terminate and be no further force or effect as of January 31, 2013. Upon the Delivery Date, this Section 10 shall supersede any right of first offer contained in the Lease, specifically including Section 3.2 thereof.

10.7                           Deletion of Prior Right of First Offer. The right of first offer set forth in Section 3.2 of the Lease is hereby deleted and without further force and effect.

11.                                 Landlord’s Right to Continue Lease Upon Tenant Event of Default. Section 15.3 of the Lease is hereby deleted and replaced with the following:

“Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.”

12.                                 No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[Signature page immediately follows.]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	KILROY REALTY, L.P.,
a Delaware limited partnership

	By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

	By:	/s/ Jeffrey C. Hawken
	Name:	Jeffrey C. Hawken
	Its:	Executive Vice President & Senior Vice
President

	By:	/s/ John T. Fucci
	Name:	John T. Fucci
	Its:	Sr. Vice President Asset Management

“TENANT”	SPLUNK INC.,
a Delaware corporation

	By:	/s/ Leonard R. Stein
	Name:	Leonard R. Stein
	Its:	Senior Vice President and General Counsel

	By:	/s/ Godfrey Sullivan
	Name:	/s/ Godfrey Sullivan
	Its:	President & CEO

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EXHIBIT A

250 BRANNAN STREET

OUTLINE OF CURRENT PREMISES

A-1

EXHIBIT A-1

250 BRANNAN STREET

OUTLINE OF EXPANSION PREMISES

A-1-1

EXHIBIT B

250 BRANNAN STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises. All references in this Work Letter to Sections of “the Amendment” shall mean the relevant portions of Sections 1 through 12 of the First Amendment to which this Work Letter is attached as Exhibit B. All references in this Work Letter to Sections of “the Lease” shall mean the relevant portions of Articles I through XXVII of the Lease, as amended by the First Amendment. All references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter. “Work” shall refer to any work of improvement to be performed by Tenant contemplated in this Work Letter. Other capitalized terms used in this Work Letter and not defined herein shall have the meaning ascribed in the Lease, as amended.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

Upon the full execution and delivery of this Amendment by Landlord and Tenant, Landlord shall deliver the Expansion Premises and the “Base Building,” as that term is defined below, to Tenant, and Tenant shall accept the Expansion Premises and Base Building from Landlord in their presently existing, “as-is” condition (provided that the personal property of any prior tenant shall be removed from the Expansion Premises prior to the Effective Date). The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Expansion Premises is located. The “Base Building Plans” are the plans provided by Landlord to Tenant and its Architect and Engineers (as defined herein), covering the Base Building, with notations regarding any errors contained in such plans actually known to Landlord, which are delivered for the purposes of planning and design of the Improvements,

SECTION 2

IMPROVEMENTS

2.1           Improvement Allowance. Tenant shall be entitled to an improvement allowance in the amount of Six Hundred Forty-Two Thousand Four Hundred Fifty-Five and 00/100 Dollars ($642,455.00) (i.e., Twenty-Seven and 50/100 Dollars ($27.50) per rentable square foot of the Expansion Premises) (the “Improvement Allowance”) for (a) costs relating to the design and construction of the improvements affixed to the Premises, (b) electrical cabling and installation, network cabling and carpeting (collectively with subsection (a), the “Improvements”), (c) “soft costs” of the Improvements, and (d) subject to Section 2.2.1.5, below, furniture, fixtures and equipment to be acquired by Tenant for use in the Premises (“FF&E”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to pay any portion of the “Over-Allowance Amount,” as defined and required in Section 4.2.1 of this Work Letter, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended, the Improvements shall be deemed Landlord’s property under the terms of the Lease, as amended; provided, however, that the FF&E shall remain the property of Tenant, and shall be removed by Tenant from the Premises upon expiration of the Lease, as amended. Any unused portion of the Improvement Allowance remaining as of August 31, 2012, shall remain with Landlord and Tenant shall have no further right thereto.

2.2           Disbursement of the Improvement Allowance.

2.2.1        Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to the disbursement process described in this Work Letter, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1     Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter, in an amount not to exceed Five Thousand Dollars ($5.000.00);

2.2.1.2     The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3     The cost of construction of the Improvements, including, without limitation, Tenant’s testing and inspection costs, hoisting and trash removal costs at the rate customarily charged by Landlord for such additional services, and contractors’ fees and general conditions incurred by Tenant under the Contract (as defined below);

2.2.1.4     The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred by Tenant in connection therewith;

2.2.1.5     The costs of any FF&E acquired by Tenant, which costs shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Three and 00/100 Dollars ($3.00) per rentable square foot of the Expansion Premises;

2.2.1.6     The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”);

2.2.1.7     The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2.1 of this Work Letter; and

2.2.1.8     Sales and use taxes.

2.2.2        Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1     Monthly Disbursements. On or before a day of each calendar month, as mutually agreed upon by Tenant and Landlord and designated to be the disbursement date (but no less than once per month), during the construction of the Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord and reasonably customary for such requests, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to or FF&E purchased for the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents, which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall, within thirty (30) days after the date of any such request, deliver a check to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a retention equal to ten percent (10%) of the total amount requested by Tenant for the relevant month (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that (x) Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any work that Landlord asserts is below the quality standard required under the Lease, as amended, or the Work Letter, or for any other reason permitted under this Work Letter, (y) Landlord shall, within the time period provided herein, pay any approved portion of the relevant request and only withhold payment for disputed items, and (z) Landlord shall deliver a writing to Tenant that states the amount of any disbursement request that is disapproved, and specifies the reason for any disapproval. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2     Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has reasonably determined that no work exists that is below the quality standard required under the Lease or Work Letter, or which materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

2.2.2.3     Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items pursuant to Section 2.1 hereof.

2.3           Building Standards. Landlord has established specifications for certain Building standard components to be used in the construction of the Improvements in the Premises, which specifications are attached hereto as Schedule X (collectively, the “Building Standard Documents”). The quality of Improvements shall be equal to or of greater quality than the quality specified in the Building Standard Documents. Landlord may make reasonable changes to the Building Standard Documents from time to time, and shall promptly communicate such changes in writing to Tenant, and Tenant will comply with any changes if (a) such changes do not require a change to any Approved Working Drawings; (b) such changes do not increase the cost of the Improvements from the cost under the Building Standard Documents prior to the change, and does not require Tenant to incur any other additional costs, such as cancellation fees, change order fees or additional Landlord fees or costs; and (c) any such change does not result in a delay in completion of the Improvements. Removal requirements for the Improvements are addressed in Section 9.4 of the Lease; provided, however, that notwithstanding anything to the contrary contained in Section 9.4, in no event shall Tenant be required to remove any Improvements that are approved by Landlord as part of the Final Working Drawings (as defined below).

SECTION 3

CONSTRUCTION DRAWINGS

3.1           Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work in the

Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building Plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for Landlord’s sole purpose and shall not imply Landlord’s review of the same for the benefit of any other person, including, without limitation, Tenant, Architect, or Contractor, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2           Final Space Plan. Tenant shall supply Landlord with one (1) hard copy signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant’s delivery of such hard copy, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and fixtures to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan to the extent the Final Space Plan does not, in Landlord’s judgment, fully describe such items in reasonable detail. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect in Landlord’s reasonable judgment, provided Landlord will specify any objections in writing and in reasonable detail. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and Landlord thereafter will have five (5) business days after each revised draft is delivered to Landlord to respond with any further reasonable objections, provided all objections will be specified in writing and in reasonable detail.

3.3           Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the

Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to complete the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s reasonable approval. Tenant shall supply Landlord with one (1) hard copy signed by Tenant of the Final Working Drawings, and concurrently with Tenant’s delivery of such hard copy, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect in the reasonable judgment of Landlord, provided Landlord will specify any objections in writing and in reasonable detail. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord will thereafter have five (5) business days after each revised draft is delivered to Landlord to respond with any further reasonable objections, provided all objections will be specified in writing and in reasonable detail. If the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building, and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes as part of the Work, provided the Improvement Allowance may be applied to the cost of such alterations.

3.4           Approved Working Drawings. Landlord shall approve the Final Working Drawings prior to the commencement of construction of the Premises by Tenant (as so approved, the “Approved Working Drawings”), Tenant may then submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility. Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any permit or certificate of occupancy as required to substantially complete the Improvements. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

3.5           Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Article XXIV of the Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1           Tenant’s Selection of Contractors.

4.1.1        The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2        Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Improvements (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. If Landlord disapproves of any of Tenant’s Agents, Landlord will specify the reason for any disapproval in writing. The designation of any subcontractors, laborers, materialmen, suppliers, or the Contractor as Tenant’s Agents will not be deemed to imply the existence of an agency relationship between Tenant and any such Tenant’s Agent, which relationship shall be and remain that of contractor or subcontractor, in accordance with the relevant contract documents.

4.2           Construction of Improvements by Tenant’s Agents.

4.2.1        Construction Contract; Cost Budget. Tenant shall engage the Contractor under a fixed price contract reasonably acceptable to Tenant, Contractor and Landlord (the “Contract”). Landlord’s approval of any proposed contract shall not be unreasonably withheld or delayed, and if Landlord objects to any Contract submitted for approval by Landlord, Landlord shall specify the reason for any disapproval in writing, within five (5) business days after such contract is submitted for approval by Tenant. Prior to the commencement of the construction of the Improvements, Tenant shall provide Landlord with a reasonably detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs shall form a basis for the amount of the Contract (the “Final Costs”). Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). The Over-Allowance Amount shall be disbursed by Landlord on a pro-rata basis along with any of the then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord within one (1) business day after written demand by Landlord, as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv), of this Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2        Tenant’s Agents.

4.2.2.1     Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in substantial accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant shall use commercially reasonable efforts to cause Tenant’s Agents to adhere to any approved schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the “hard costs” of the Improvements, which Coordination Fee shall be Landlord’s sole compensation for services relating to the coordination of the construction of the Improvements. The Coordination Fee shall be paid from the Improvement Allowance. Tenant shall not be charged for the use of freight elevators, security access to loading docks or for utilities or temporary HVAC in the Expansion Premises prior to the Expansion Term Commencement Date, if use of such facilities and/or services is required for the Improvements.

4.2.2.2     Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent such losses are caused by Landlord’s gross negligence or willful misconduct.

4.2.2.3     Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Tenant and Landlord that the portion of the Improvements for which such Tenant’s Agent is responsible shall be free from any defects in workmanship and materials for such period and on such terms as may be customary for similar subcontractors or trades performing work in first class office buildings in the Comparable Area (as defined in Exhibit C). All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect any right of direct enforcement if required to enforce such warranty.

4.2.2.4     Insurance Requirements.

4.2.2.4.1      General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2      Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in such amounts as may be reasonably approved by Landlord, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3      General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such certificates must indicate that the relevant policy contains a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance for a period of one year following the issuance of any such certificate. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant’s sole cost and expense, provided that any resulting delay shall be a Force Majeure Delay if the damage results from any of the causes enumerated in Section 4.4.1 below. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner (Landlord) and that any other insurance maintained by owner (Landlord) is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.

4.2.3        Governmental Compliance. The Improvements shall comply in all respects with the following: (i) Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4        Inspection by Landlord. Landlord shall have the right to inspect the Improvements upon prior written notice of at least one (1) business day, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of the disapproved items and shall specify the reasons for such disapproval. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements in accordance with the foregoing shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, after five (5) business days’ prior written notice of such matter to Tenant, take such action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction. Tenant will pay any costs incurred by Landlord in compliance with the foregoing within ten (10) business days after it receives an invoice therefor.

4.2.5        Meetings. Commencing upon the execution of this First Amendment, Tenant shall hold at least hi-weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location in the Building designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, Tenant shall use commercially reasonable efforts to cause any of Tenant’s Agents reasonably required for any review to attend such meetings. If request is made by Landlord before any meeting commences, a person attending the meeting shall be designated to take minutes, and minutes shall be taken at such meeting, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of any current request for payment submitted by Tenant, but the foregoing will not be deemed to extend any period provided herein for payment of such request, so long as Tenant has acted in compliance with this section in scheduling any meetings.

4.3           Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of Substantial Completion of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings in CAD format within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, fixtures and systems in the Premises to the extent not previously provided.

4.4           Delay of Expansion Term Commencement Date.

4.4.1        Delays in Expansion Term Commencement Date. The Expansion Term Commencement Date set forth in Section 3 of the Amendment shall be extended by the number of days of delay of the “Substantial Completion of the Improvements” (as defined in Section 4.4.3 below) in the Premises to the extent caused by a “Commencement Date Delay” (as defined below), but only to the extent such Commencement Date Delay causes the Substantial Completion of the Improvements in the Premises to occur after the Expansion Term Commencement Date. As used herein, the term “Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Caused Delay,” as those terms are defined below in this Section 4.4.1. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from fire, earthquake, strikes, explosion, flood, hurricane, the elements, acts of God or the public enemy, war, invasion, insurrection, rebellion, or riots. As used herein, the term “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) material interference by Landlord, its agents, employees or contractors (except as otherwise allowed under this Work Letter) with the Substantial Completion of the Improvements in the Premises, and which objectively precludes or delays the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord or its agents, employees or contractors with respect to payment of the Improvement Allowance (except as otherwise allowed under this Work Letter); and (iv) delays due to Landlord’s failure to deliver the Expansion Premises to Tenant on the Effective Date.

4.4.2        Determination of Commencement Date Delay. If Tenant contends that a Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Commencement Date Delay, within five (5) business days after the occurrence of the relevant Commencement Date Delay. If such action, inaction or circumstance described in such notice (the “Delay Notice”) is not cured by Landlord within two (2) business days of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualifies as a Commencement Date Delay, then a Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

4.4.3        Definition of Substantial Completion of the Improvements. “Substantial Completion of the Improvements” shall mean completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any tenant workstations and punch list items, and approval of such work as required by the relevant local authorities, including, without limitation, issuance of a temporary certificate of occupancy subject only to customary conditions that permits legal, safe occupancy of the Premises, in accordance with applicable law.

SECTION 5

MISCELLANEOUS

5.1           Tenant’s Representative. Tenant has designated George Yoshinaga as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is gyy@splunk.com), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2           Landlord’s Representative. Landlord has designated Lauren Phillips as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is 1phillips@kilroyrealty.com), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3           Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. If any period provided herein would fall on a weekend, legal holiday or other day that is not a business day, such period will be extended to the next business day following such weekend, legal holiday or non-business day.

5.4           Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, if any Event of Default occurs under the Lease, as amended, or under this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.

SCHEDULE X

BUILDING STANDARD DOCUMENTS

See Attached.

250 Brannan Street

San Francisco, CA

MINIMUM BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS

STANDARD PARTITIONS

DEMISING PARTITION

a.                                       3-5/8” x 20 gauge metal studs @ 16” on center.

b.                                      1 layer each side 5/8” thick type ‘x’ gypsum wallboard.

c.                                       Height from floor slab to underside of structure above.

d.                                      Rh batt sound insulation in partition cavity.

e.                                       Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.

f.                                         Fire caulk @ partition and metal deck and at any penetrations as required by City of San Francisco. (Fill deck flutes voids to achieve one (1) hour fire rating as required by code).

g.                                      Provide openings above ceiling with sound boots as required, for return air as required by mechanical engineering and applicable code.

INTERIOR PARTITION

a.                                       2-1/2” x 25 gauge metal studs @ 24” on center.

b.                                      1 layer each side 5/8” thick type ‘x’ gypsum wallboard.

c.                                       From floor slab to underside of ceiling grids as applicable.

d.                                     Wall Bracing: 2-1/2” x 25 gauge metal studs at 45 degree diagonal to structure above staggered @ 4’-0” on center or as required by code and at door openings.

e.                                       Partition taped and sanded smooth to a minimum of Level 4 finish.

f.                                         Metal corner bead at terminations of partitions and at the ceiling.

INTERIOR ONE-HOUR SEPARATION PARTITION

a.                                       3-5/8” x 20 gauge metal studs © 16” on center.

b.                                      1 layer each side 5/8” thick type ‘x’ gypsum wallboard.

c.                                       From floor slab to underside of structure above.

h.                                      R11 haft sound insulation in partition cavity.

e.                                       Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.

f.                                         Fire tape and fire caulk connections between partition, slab and deck as required.

g.                                      Provide Fire dampers as required for penetrations and return air.

INTERIOR LOW PARTITION

a.                                       2-1/2” x 25 gauge metal studs @ 16” on center.

b.                                      1 layer each side and top 5/8” thick type ‘x’ gypsum wallboard.

c.                                       Heights vary to maximum allowed by code.

d.                                      Metal corner beads at all exposed corners.

e.                                       Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

f.                                         Pipe support at free end within partition cavity and every 4’ on center.

COLUMN FURRING

a.                                       2-1/2” x 25 gauge metal studs @ 24” on center.

b.                                      1 layer one side 5/8” thick type ‘x’ gypsum wallboard.

c.                                       Height from floor slab to 6” above ceiling grid or to deck above.

d.                                      Partition taped and sanded smooth to a minimum of Level 4 finish to receive paint.

FURRING AT PERIMETER

a.                                       Below glazing sill and above glazing head, 1 layer 5/8” thick type ‘x’ gypsum wallboard.

b.                                      Taped and sanded smooth to a minimum of Level 4 finish to receive paint.

c.                                       Gypsum wallboard to finish flush with face of mullion.

WALL TERMINATION AT MULLION

a.                                       Install partition-end to die into closest mullion, not directly to glazing.

b.                                      Dog-leg or similar design may be used.

c.                                       No false mullions.

d.                                      Partition walls require Neoprene or similar seal and caps at glazing mullions.

DOORS, FRAMES AND HARDWARE

SINGLE CORRIDOR DOOR AND HARDWARE

a.                                       Single leaf U.L. rated, 20-minute suite entry door. Label attached to hinge side of door, 1-3/4” x 3`-0” x 8’-2”, solid core wood, 7 ply red oak veneer, plain sliced, clear finish and premium grade.

b.                                      Door shall be pre-finished and pre-mortised for hardware.

c.                                       Door shall be pre-bored to accept optional electrified hardware.

d.                                      Frame: 3’-0” x 8’-2” RACO (or equal approved by management for manufacturer/supplier of ACI Frames) extruded aluminum frames, with White DURALQ paint anodized finish, 20-minute fire rated.

e.                                       Hardware:

•                  Lockset: Schlage L9000 Series with B LG Rose, finish 625 polished chrome.

•                  Lever and Trim: Schlage L9000-03 Series, finish 625 polished chrome,

•                  Cylinders: Schlage cylinder: North Tower keyway 1457, South Tower keyway 1458.

•                  Hinges: Stanley, FBB179, 4.5, finish 625 Polished Chrome.

•                  Closer: Norton 7500 series regular Arm non-hold open 689 Aluminum.

•                  Stop: Wall Mount Ives WS 406-26. Floor Mount Ives FS 436 26 (low) FS 438-26 (high)

•                  Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

Substitutions of equal hardware shall be subject to approved by landlord

DOUBLE CORRIDOR DOOR AND HARDWARE

a.                                       Double leaf U.L. rated 20-minute suite entry doors. Label attached to hinge side of doors, 1-3/4” x 6’-0” x 8’-2” solid core wood, 7 ply red oak veneer, plain sliced finish and premium grade.

b.                                      Matching veneer at vertical edges.

c.                                       Door shall be pre-finished and mortised for hardware.

d.                                      Door shall be pre-bored to accept optional electrified hardware.

2

e.                                       Frame: 6`411” x 8’-2”, RACO (or equal approved by management for manufacturer/supplier of ACI Frames) extruded aluminum frames, with White DURALQ paint anodized finish, 20-minute fire rated.

f.                                         Hardware:

•                  Lockset: Schlage L9000 Series with B LG Rose, finish 625 polished chrome.

•                  Lever and Trim: Schlage L9000-03 Series, finish 625 polished chrome.

•                  Cylinders: Schlage cylinder: North Tower keyway 1457, South Tower keyway 1458.

•                  Hinges: Stanley, FBB179, 4.5, finish 625 Polished Chrome.

•                  Closer: Norton 7500 series regular Arm non-hold open 689 Aluminum.

•                  Stop: Wall Mount Ives WS 406-26. Floor Mount Ives FS 436 26 (low) FS 438-26 (high)

•                  Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

•                  Auto Flush Bolt: Glynn-Johnson FB31 Polished Chrome

•                  Coordinator: Ingersoll-Rand Aluminum Finish.

•                  Astragal: Pemko 355, Aluminum finish

Substitutions of equal hardware shall be subject to approved by landlord

SINGLE INTERIOR DOOR AND HARDWARE

a.                                       Single leaf 1-3/4” x 3’-0” x 8’-2”, solid core wood, 7 ply red oak veneer, plain sliced, clear finish and premium grade.

b.                                      Door shall be prefinished and mortised for hardware.

c.                                       Frame: 3-0” x 8’-2”, RACO (or equal approved by management for manufacturer/supplier of ACI Frames) extruded aluminum frames, with White DURALQ paint anodized finish, 20-minute fire rated.

d.                                      Hardware

•                  Lockset: Schlage L9000 Series with B LG Rose, finish 625 polished chrome.

•                  Lever and Trim: Schlage L9000-03 Series, finish 625 polished chrome.

•                  Cylinders: Schlage cylinder: North Tower keyway 1457, South Tower keyway 1458,

•                  Hinges: Stanley, FBB179, 4.5, finish 625 polished chrome.

•                  Closer: Norton 7500 series regular Arm non-hold open 689 Aluminum.

•                  Stop: Wall Mount Ives WS 406-26. Floor Mount Ives FS 436 26 (low) FS 438-26 (high)

•                  Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

Substitutions of equal hardware shall be subject to approved by landlord

DOUBLE INTERIOR DOOR AND HARDWARE

a.                                       Double leaf, 1-3/4” x 3`-0” x 8’-2”, solid core wood, 7 ply red oak veneer, plain sliced, clear finish and premium grade. 20-minute fire rated.

b.                                      Match face veneers of doors. Matching veneer at vertical edges.

c.                                       Door shall be prefinished and mortised for hardware.

d.                                      Frame:    6’-0” x 8’-2”, RACO (or equal approved by management for manufacturer/supplier of ACI Frames) extruded aluminum frames, with White DURALQ paint anodized finish, 20-minute fire rated.

e.                                       Hardware

•                  Lockset: Schlage L9000 Series with B LG Rose, finish 625 polished chrome.

•                  Lever and Trim: Schlage L9000-03 Series, finish 625 polished chrome.

•                  Cylinders: Schlage cylinder: North Tower keyway 1457, South Tower keyway 1458.

•                  Hinges: Stanley, FBB179, 4.5, finish 625 polished chrome.

•                  Closer: Norton 7500 series regular Arm non-hold open 689 Aluminum.

•                  Stop: Wall Mount Ives WS 406-26. Floor Mount Ives FS 436 26 (low) FS 438-26 (high)

•                  Smoke Seals: Smoke Seal to be provided by the door frame manufacturer.

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•                  Auto Flush Bolt: Glynn-Johnson FB31 Polished Chrome

•                  Coordinator: Ingersoll-Rand Aluminum Finish.

•                  Astragal: ‘Pemko’ 355, Aluminum finish

Substitutions of equal hardware shall be subject to approved by landlord

OPTIONAL DOORS AS APPROVED BY LANDLORD

Optional Doors as Selected by the Tenant for the tenant’s interior space may be submitted and subject to Landlord’s Approval

ACOUSTICAL CEILING

•                  2’ x 2’ USG Fine Line 9/16” bolt slot system with 1/4” reveals.

•                  2’ x 2’ Armstrong, Dune 1775 white

•                  Installed Seismic, Compression Posts, and Splay wiring requires as per code.

•                  Access tiles as required for repair and maintenance of all mechanical equipment.  Coded pin colors by equipment type, T.B.S

ELECTRICAL SYSTEMS

The main base building electrical service consists of a 277/480 Volt 3 Phase, 4 Wire, 4000 amps, Main Switch board located within an electrical room for each tower. House panel meter, distribution, and sub panel function for core improvement only.

Distribution within the tenant suites shall be modified as a part of the Tenant Improvements and part of the tenant improvement allowance.

Tenant Improvement distribution shall include all necessary distribution boards, transformers and sub panels, engineered and designed for both lighting and convenience power as required by tenants demand in compliance with California Title 24.

Low Voltage (Telephone/Data Cabling) ;

•                  Teflon coated in plenum space

•                  Cabling to be bundled, sleeved and sealed at firewalls and Independently supported per code.

Tenant installed lighting and controls shall be installed in compliance with California Title 24.

LIGHT FIXTURES

•                  Recessed Avante direct/ indirect 2x4 (2) lamp Fluorescent

•                  T-8 lamps with Electronic Ballasts

•                  Lamps: F32T8/TL835/ALTO

•                  Color 741-3500K (cool white)

•                  Recessed Avante direct I indirect2x2 (2) lamp Fluorescent Fixture

•                  T-8 lamps with Electronic Ballasts

•                  Lamp F32/TL835/ALTO

•                  Color 741-3500K (cool white)

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•                  Tenant may elect to use additional alternate Architectural Lighting subject to Landlords Approval of Plans and Specs.

LIGHT CONTROL

•                  All new lighting work shall be tied into and coordinated with the buildings lighting control panels.

•                  Subject to Landlord’s review and approval dimmable ballast may be Incorporated in the Tenant lighting systems.  Dimmable fixtures shall be coordinated with and tied into the building lighting controls as required.

ELECTRICAL WALL OUTLET

•                  Specification Grade, Leviton 20A, 120V, single pull switch.

•                  White.

•                  Mounted vertically.

•                  Outlet height at 15” above finish floor to centerline of outlet U.O.N. as required for ADA compliance.

TELEPHONE WALL OUTLET

•                  Mud ring cut into wall - mounted vertically.

•                  3/4” metal conduit stub above ceiling with 6” pigtail at top of wall.

•                  Cover plate and wiring by Tenant’s telephone vendor.

EXIT SIGN LIGHTS

•                  Lithonia LRP-1-GC-RA -LED recessed architectural edge lit exit sign or double face, two (2) circuit 277 volt.

•                  Housing trim with white finish.

FIRE/LIFE SAFETY

All Life/Safety components shall be furnished and installed by the Landlords proprietary Life/Safety contractor:

Sabah International

Matt Ramesy

925-734-5754

Fire Extinguisher:

•                  Larsen Extinguisher Cabinet Fully Recessed, Architectural Series Vertical Duo Door. Brushed Stainless Steel #304

•                  Extinguisher: ABC Type B.C. Size B 10Lb.

AUTOMATIC FIRE SPRINKLERS

Fire sprinkler design & installation in accordance with U.B.C., NFPA 13 (1999 ed.) standards and San Francisco fire & life safety published requirements.

Sprinklers: drops to be included in Tenant Improvement allowanceCentral GBEC-20’s with escutcheon.

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HEATING, VENTILATION AND AIR CONDITIONING:

THE TENANT HVAC SYSTEM SHALL BE designed to meet California Title 24 Energy standards.

The tenant HVAC system shall be designed to comply with California Quality Standards Section 118.

All new tenant HVAC system shall meet or exceed California Energy Efficiency Standards Sections 111-113-115 and 120 through 129.

All new tenant automatic controls shall comply with California Energy Efficiency Standards Sections 112 and 122.

The Heating, Ventilating & Air Conditioning system consists of a central plant HVAC system that is pneumatically controlled with VAV mixing boxes and perimeter reheat coils.

All Zones shall be conditioned and heated by Water Source Heat Pumps as manufactured by Mammoth and relocated and/or installed as part of the tenant improvements.

Water Source Heat Pumps shall be sized as required to meet ASHREA standards and equipped with Vibration Isolators, Balancing Valves, Strainers, Flow Controls and Shut Off Valves.

TENANT AIR DISTRIBUTION:

The sheet metal ducts will all be designed and installed In accordance with ASHRAE and SMACNA recommendations.

Controls:

Thermostats: Johnson Controls

Interior Zones T-4002 and Exterior Zones T-4054

Hot water control valves: Johnson Controls V-3000-1 Diaphragm Activator.

VAV Boxes: Kruger Manufacturer ESV 3000 Series with perimeter Reheat Coil. Two rows of coils required

Heat Pumps: Mammoth ( water source ONLY).

Condenser Water Pumps: Bell and Gosset Manufacturer.Series 1550 Multi- Stage Centrifugal Pump.

Ductwork: Medium Pressure ductwork- No snap locks or adjustable elbows no conical taps at main ductwork.

Downstream to VAV Boxes: four (4’) feet of ductwork with 1” sound liner or base building standard fiberglass ductboard.

All Metal Supply and Return Ducts to be wrapped with 1 1/2” foil faced duct wrap.

Connection at Air Outlet to be made with flex wire no more than 5 Ft long

Registers: Titus 4-way directional

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Exhaust Fans: Penn TDA with speed controllers

Independent Pre-Air Balance required for close out packages for construction

•                  To determine the exact main air quantities available for design

•                  To verify the operation of all VAV boxes

•                  To check and repair controllers, actuators and thermostats

Fire and smoke dampers shall be provided per code.

Diffusers will be any one of the following as selected by Landlords Architect:

•                  Architectural air-bar linear diffusers

•                  Light troffer diffuser

•                  Lay-in tile ceiling diffusers

PLUMBING

Core Plumbing provided shall include all fixtures, trim, piping and accessories as required for the Core Improvements.

T.I. Plumbing hot and cold water, waste lines accessible from core areas and shall meet minimum code requirements.

FINISHES

PAINT

•                  Three coats of eggshell finish by Benjamin Moore Eco-Spec or other approved low VOC.

•                  Wall Paneling and Other Wall Coverings as selected by tenant subject to Landlords approval.

FLOOR COVERING

•                  Carpet, Atlas cut pile “Vancouver”. Other Premium grade available but subject to landlord review.

•                  Carpets or carpet tile as selected by tenant subject to landlord approval.

•                  Direct glue down installation for all carpet.

•                  VCT Armstrong, standard excelon, 12”x 12” Vinyl Tile or approved equal, colors to be selected from a standard color chart. Clean after installation and seal with high quality floor finish according to manufacturers printed directions for commercial traffic.

•                  Premium Grade Wood Floors subject to landlords approval

•                  Premium Grade Tile Floors subject to Landlords approval

RUBBER BASE

•                  Rubber Base Roppe or equivalent 4” straight at carpet and coved at hard surface flooring.

•                  Wood Base subject to Landlords approval.

•                  Tile or Slate Base subject to Landlords approval.

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PLASTIC LAMINATE

•                  Formica or WilsonArt.

•                  Other plastic laminates as selected by tenant subject to Landlords approval

WINDOW COVERINGS

Vertical Blinds: Perforated Ivory 3 1/2” by Louverdrape. Header to match mullion.

NOTES

Landlord can substitute like quality materials. Where more than one (1) type of material or structure is available, the selection will be at Landlord’s option, provided that such selection does not increase the cost of such material or fixture.

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EXHIBIT C

250 BRANNAN STREET

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1.             RELEVANT FACTORS. The “Comparable Transactions” shall be the “Net Equivalent Lease Rates” per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the First Offer Space Lease Term, leasing non-sublease, non-encumbered space comparable in location and quality to the First Offer Space containing a square footage comparable to that of the First Offer Space for a term of five (5) years, in an arm’s-length transaction, which comparable space is located in the “Comparable Buildings,” provided, however, the concessions applicable to such Comparable Transactions having terms of five (5) years shall be appropriately prorated on a fractional basis to account for the shorter or longer term of Tenant’s lease of the First Offer Space for the First Offer Space Lease Term. The terms of the Comparable Transactions shall be calculated as a “Net Equivalent Lease Rate” pursuant to the terms of this Exhibit C, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any “First Offer Space Allowance,” as defined hereinbelow, to be provided to Tenant in connection with the First Offer Space Lease Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the First Offer Space, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any commission paid or not paid in connection with such Comparable Transaction. The Market Rent shall include adjustment of the stated size of the First Offer Space based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the First Offer Space shall, notwithstanding the foregoing, be at least equal to the greater of: (i) the square footages set forth in the First Offer Notice, and (ii) the square footage of the First Offer Space determined pursuant to the standards of space measurement used in the Comparable Transactions.

2.             TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant’s Base Rent obligations during the First Offer Space Lease Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing fmancial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).

3.             FIRST OFFER SPACE ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit C, once the Market Rent for the First Offer Space Lease Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “First Offer Space Allowance”), Landlord shall pay the First Offer Space Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord, and, as set forth in Section 5, below, of this Exhibit C, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such First Offer Space Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

4.             COMPARABLE BUILDINGS. For purposes of the Lease, the term “Comparable Buildings” shall mean other first-class institutionally-owned office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the “Comparable Area,” which is the area bounded by Market Street, 314 Street, and the Embarcadero.

5.             METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1          The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with the Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2          Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3          The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

5.4          From the net present value, up front inducements (improvements allowances and other concessions) and leasing commissions should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5          The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8,0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the First Offer Space Lease Term, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6.             USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE  TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a “NNN” lease rate applicable to each year of the First Offer Space Lease Term.